Alopexx, Inc. S-1/A

Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alopexx, Inc. on Form S-1 Amendment No. 9 (File No. 333-263328) of our report dated March 4, 2022, except for Note 10, to which the date is April 7, 2022 and Note 7, to which the date is August 24, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Alopexx, Inc. as of December 31, 2021 and 2020 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

November 18, 2022